Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Investar Holding Corporation of our report dated May 22, 2018 relating to the financial statements of Mainland Bank and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Briggs & Vaselka Co.
Houston, Texas
December 17, 2018